EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This is the record made April 14, 2022, of an Employment Agreement (“Agreement”) between Pathfinder Bancorp., Inc. (“Employer”) and Thomas W. Schneider (“Mr. Schneider”) to set forth the terms and conditions of Mr. Schneider’s employment with Employer.

WHEREAS, Employer is the sole stockholder of Pathfinder Bank (“Bank”);

WHEREAS, Mr. Schneider, Employer and the Bank (collectively, the “Parties”) jointly entered into an employment agreement dated December 23, 2008 (“2008 Agreement”), pursuant to which Mr. Schneider served as President and Chief Executive Officer of the Bank and Employer;
WHEREAS, Mr. Schneider voluntarily resigns from his role as President and Chief Executive Officer of the Bank and Employer, and Employer seeks to employ Mr. Schneider in a new position as Director of Capital Markets and Corporate Strategy for Employer; and
WHEREAS, the Parties agree that as a result of the new position, the 2008 Agreement must be cancelled, and is superseded by this Agreement which sets forth the new terms and conditions applicable to Mr. Schneider’s position as Director of Capital Markets and Corporate Strategy for the Employer; and
WHEREAS, this Agreement supersedes the 2008 Agreement, setting forth new terms and conditions of Mr. Schneider’s employment;
NOW, THEREFORE, in consideration of the promises, mutual covenants, understandings and agreements contained in this Agreement, and for other good and valuable consideration received pursuant hereto, the receipt and sufficiency of which is hereby acknowledged by Mr. Schneider, it is hereby agreed by and between the Parties as follows:
1.    Employment. Employer hereby agrees to employ Mr. Schneider, and Mr. Schneider hereby accepts employment with Employer, as Director of Capital Markets and Corporate Strategy for Employer upon all the terms and conditions set forth in this Agreement.  Mr. Schneider hereby resigns as President and Chief Executive Officer of the Employer and the Bank and as a director of the Employer and the Bank.

2.    Cancellation and Release of Obligations.  The 2008 Agreement is hereby cancelled in its entirety. By reason of such cancellation, neither the Employer nor the Bank has any further obligation or responsibility whatsoever to Mr. Schneider for any sums or compensation or benefits arising from or contained in the 2008 Agreement. Mr. Schneider acknowledges such cancellation and hereby waives any rights or benefits relating to or arising from the 2008 Agreement and waives any claims against the Employer and the Bank which arise from or relate to the 2008 Agreement.

3.    Term. The term of employment pursuant to this Agreement shall be two (2) years and commence as of April 14, 2022 and shall continue through April 14, 2024 (the “Term”), unless terminated sooner pursuant to the terms and conditions of this Agreement as provided in Sections 6 and 7.

4. Duties. During the period of his employment hereunder, Mr. Schneider shall devote substantially all his business time, attention, skill, and efforts to the faithful performance of his duties as Director of Capital Markets and Corporate Strategy and as directed by the Board of Directors of Employer (“Board”); provided, however, that, with the approval of the Board, as evidenced by a resolution of the Board, from time to time, Mr. Schneider may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, companies or organizations, which, in such Board’s judgment, will not present any conflict of interest with Employer or the Bank, or materially affect the performance of Mr. Schneider’s duties pursuant to this Agreement.

5. Compensation and Benefits.

(a)    Base Salary.  Mr. Schneider shall receive an annual salary of Three Hundred and Sixty Thousand Dollars ($360,000) per year (“Base Salary”), less applicable withholdings and deductions, which shall be payable biweekly. The Base Salary shall be pro-rated for any partial year.

(b)    Benefits. Employer and/or the Bank shall provide Mr. Schneider with all such other standard benefits as provided to exempt employees of Employer and/or the Bank.

(c)    Expense Reimbursement. Employer shall reimburse Mr. Schneider for all reasonable travel and other reasonable expenses incurred by Mr. Schneider performed in furtherance of his obligations under this Agreement.  All such expenses shall be reimbursed in accordance with policies of Employer and/or the Bank, and shall be subject to the approval of the Board, or its designee, which shall not be unreasonably withheld. Mr. Schneider shall submit any Employer-required documentation for expenses that are eligible to be reimbursed under this section within the time period required by policies of Employer and/or the Bank.

(d)    Bonus. Mr. Schneider shall be eligible to earn a one-time bonus in the amount of One Hundred Thousand Dollars ($100,000) based on terms and conditions to be specified by the Board.  The determination of whether Mr. Schneider will be awarded a bonus shall be at the sole discretion of the Board, and Mr. Schneider shall have no entitlement to such bonus absent a decision of the Board.  In order to be eligible to receive and to be paid such a bonus, Mr. Schneider must be employed by Employer on the date that the Board determines whether or not to award the relevant bonus, and on the date that any such bonus is paid.

(e)    Vehicle Stipend.  Employer and/or the Bank shall pay to Mr. Schneider a vehicle stipend of One Thousand Dollars ($1,000) per month.  Any amount so provided is considered taxable income to Mr. Schneider and shall be subject to reporting obligations as well as applicable withholdings and deductions in accordance with applicable law.  The vehicle stipend paid to Mr. Schneider shall be paid on a pro-rated basis for any period of less than a full calendar month during which Mr. Schneider is employed.

6. Termination by Employer.

(a)    In addition to any other remedy permitted by this Agreement or applicable law, Employer may, by written notice, terminate Mr. Schneider’s employment for Cause at any time without liability except for salary, benefits, reimbursement of expenses, etc., earned to the date of termination, subject, however, to any set-off or similar right authorized by Employer policy or applicable law. For purposes of this Section, “Cause” shall be defined to include:

i      Any material breach of this Agreement by Mr. Schneider;

ii     Commission, whether occurring prior to or during the term of this Agreement, of a crime evidencing moral turpitude or dishonesty;

iii     Fraud, willful dishonesty, neglect of duties, or gross misfeasance, whether occurring prior to or during the term of this Agreement; or

iv     Commission of any act, whether occurring prior to or during the term of this Agreement, which brings disgrace or embarrassment upon Employer, which, in Employer’s reasonable discretion, manifests contempt or disregard for diversity, public morals, or decency, or which does not comply with applicable Employer policies, procedures and rules with respect to personal conduct

(b)    Employer  may also terminate this Agreement for Cause at any time should Mr. Schneider become disabled and unable to perform the essential duties of his job for a period of time (with or without reasonable accommodation) which Employer reasonably believes will impair the operations of Employer. In the event of a termination due to Mr. Schneider’s disability, Employer’s sole liability shall be to pay for salary, benefits, expenses, etc., earned to the date of the disability and for any disability benefits to which Mr. Schneider may be entitled under an Employer group disability plan.

(c) Employer may, by written notice, terminate Mr. Schneider’s employment without necessity of demonstrating Cause at any time. In the event that Employer terminates Mr. Schneider’s employment pursuant to this Section, and as long as Mr. Schneider continued to perform substantial services through such termination date, Employer shall pay Mr. Schneider, in full and final satisfaction of all amounts due to Mr. Schneider pursuant to this Agreement, a severance benefit equal to the entire Base Salary that he would have earned thereafter during the remaining Term of this Agreement, to be paid in equal monthly installments (less any applicable deductions and withholdings) beginning as of the last day of the calendar month in which the effective date of termination occurs and ending as of the expiration of the Term of this Agreement.  Mr. Schneider shall not be required to seek other employment in order to receive the applicable severance benefit provided in this Section.  No severance payment shall be made under this Section unless Mr. Schneider provides to Employer, and does not revoke, a general release of claims in a form satisfactory to Employer. Employer will provide Mr. Schneider with a general release of claims in a form satisfactory to Employer (“Release”), provided, however, the parties acknowledge and agree that such form shall not operate to release any claims Mr. Schneider may have for compensation, benefits, or expense reimbursement accrued prior to the effective date of termination under this Section.  Mr. Schneider must execute and return the Release to Employer within twenty-one (21) days of his receipt of the Release. Upon signing and returning the Release to Employer, Mr. Schneider will have a seven (7) day period in which to revoke the Release.  If Mr. Schneider fails to provide Employer with a signed Release within twenty-one (21) days of his receipt or, if Mr. Schneider signs the Release within the twenty-one (21) day period but then revokes the Release within the seven (7) day revocation period, severance benefit payments under this Section shall not continue and become forfeited.  The termination of employment described in this paragraph is intended to be a “separation from service” as defined in Section 1.409A-1(h) of the Code regulations (as amended from time to time).

7. Termination by Mr. Schneider. In the event that Mr. Schneider elects to terminate this Agreement prior to the Agreement’s expiration of the term as set forth in Section 3, Mr. Schneider shall provide Employer with thirty (30) days prior written notice.

8.      Confidentiality; Return of Materials. Mr. Schneider acknowledges that as Director of Capital Markets and Corporate Strategy, he will be exposed and have access to certain proprietary and confidential information of and with respect to Employer that is not generally available to the public including, but not limited to: (i) information regarding Employer’s operations, assets, liabilities, or financial condition; (ii) information regarding bidding, quotations, price, sales, merchandising, marketing, capital expenditures, costs, joint ventures, business alliances, products, services, or purchasing; (iii) information regarding employees, contractors, subcontractors, sales agents, or sales representatives; (iv) customer lists or other information related to customers; (v) information regarding vendors, suppliers, distributors or other business partners; (vi) forecasts, projections, budgets, and business plans; (vii) information regarding planned or pending acquisitions, divestitures, or other business combinations; (viii) trade secrets and proprietary information; and (ix) Employer’s technical information, discoveries, inventions, improvements, techniques, processes, business methods, equipment, algorithms, software programs, software source documents, and formulae (the “Confidential Information”). Mr. Schneider covenants and agrees that he will not at any time during or after the termination of his employment hereunder, directly or indirectly, use for his own benefit or disclose, permit, suffer, or allow others to use the Confidential Information without the express written consent of Employer (which consent may be withheld for any reason). The obligation of confidentiality set forth herein shall not apply to any information: (i) required to be disclosed by law or by judicial process, provided Employer is first afforded notice of and the opportunity to prevent such disclosure if Employer so desires; (ii) which shall be shown to have been generally known by others engaged in the trade or business of Employer; (iii) which shall be shown to be part of the public domain; or (iv) which becomes available to Mr. Schneider after the termination of this Agreement from a third party not under a duty of non-disclosure.  Upon termination of his employment for any reason or at any other time upon the request of Employer, Mr. Schneider will return all documents, media, data, and other materials and property of whatever nature which belongs to Employer, including, but not limited to, any keys, credit cards, identification cards, computers, and computer software.

9. Covenant Not to Compete. Mr. Schneider covenants and agrees that during his employment and for a period of one (1) year following the termination of his employment and this Agreement, he will not compete, directly or indirectly, in any upper level management position

(e.g., Chief Executive Officer, President, Vice President, Director, Manager, etc.), as determined by the tasks assigned to such position as opposed to the title itself, for a financial institution located in any city, town or county in which Employer or the Bank has an office or has filed an application for regulatory approval to establish an office, determined as of the effective date of such termination, except as agreed to pursuant to a resolution duly adopted by the Board. Mr. Schneider agrees that during said period and within said cities, towns and counties, Mr. Schneider shall not work for or advise, consult or otherwise serve with, directly or indirectly, any entity whose business materially competes with the depository, lending or other business activities of Employer and/or the Bank.  The parties hereto, recognizing that irreparable injury will result to Employer and/or the Bank, its business and property in the event of Mr. Schneider’s breach of this Section agree that in the event of any such breach by Mr. Schneider, Employer and/or the Bank will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the continued violation by Mr. Schneider.  Nothing herein will be construed as prohibiting Employer and/or the Bank from pursuing any other remedies available to Employer and/or the Bank for such breach or threatened breach, including the recovery of damages from Mr. Schneider.

Notwithstanding this Section 9, in the event there is a “Change of Control” as defined herein in either the Employer or the Bank during the time  period when the covenant not to compete is effective as provided for in this Section, then the covenant shall be deemed terminated as of the date of such “Change in Control.” Upon such termination, Mr. Schneider shall have no further obligation under such covenant or be bound by any of the provisions of such covenant from and after the date of such “Change of Control” event or occurrence.  Moreover, in the event of a Change of Control, Mr. Schneider shall receive a lump sum payment equal to the entire Base Salary that he would have earned thereafter during the remaining Term of this Agreement, less applicable deductions and withholdings.

For purposes of this Section, a “Change in Control” means any change of control of such a nature that (i) it would be required to be reported on the current 8-K report then in effect under the change of control instructions governing the filing of an 8-K report as contained in section 5.01, pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934 (“Exchange Act”) as amended from time to time; (ii) it would constitute a change in control of either Employer or the Bank within the meaning of the Home Owners Loan Act then in effect, including all regulations and rules promulgated pursuant to such Act; (iii) any “person” as defined in sections 13(d) or 14(d) of the Exchange Act, including any “group” as defined in section 13(d) of the Exchange Act, would become a “beneficial owner” as defined under the rules of the Exchange Act of any of the securities of either Employer or the Bank representing twenty five  per cent (25%) or more of the combined voting power of either Employer’s or Bank’s outstanding securities, excluding any securities purchased by Employer’s or Bank’s employee stock ownership plan or trust; (iv) the individuals who constitute the present board of directors of the Employer and the Bank (each an “Incumbent Board”) would cease for any reason to constitute a majority of the directors of either Employer or the Bank, provided however that a person becoming a director or trustee of either Employer or the Bank whose election was approved by at least three quarters of the directors constituting the Incumbent Board or whose nomination for election by the shareholders of either Employer or the Bank as applicable was approved by the respective nominating committee of Employer or the Bank serving under the respective Incumbent Board will be considered as member of the Incumbent Board for purposes of this subsection; (v) a plan of reorganization, merger, consolidation, sale of substantially all of Employer’s or Bank’s assets or any similar transaction occurs in which either Employer or the Bank is not the surviving company or institution; (vi) a proxy statement soliciting proxies from the stockholders of either Employer or the Bank is sent by someone other than current management of either Employer or the Bank which seeks shareholder approval of a plan of reorganization, merger or consolidation of the Employer or the Bank or any similar transaction with one or more corporations, entities or financial institutions and a result of such proxy solicitation, a plan of  reorganization, merger, consolidation or similar transaction involving Employer or the Bank is approved by the requisite vote of the shareholders of the either Employer or the Bank as applicable; or (vi) a tender offer is made for twenty five percent (25%) or more of the voting securities of Employer or the Bank and shareholders of Employer or Bank as applicable have tendered or offered to sell their respective shares pursuant to such tender offer and such tendered shares have been accepted by the person or entity making the tender offer.

Nothing herein contained shall be deemed to prohibit Mr. Schneider from owning or acquiring less than five percent (5%) of the securities of any entity whose securities are traded on a public stock exchange or whose securities are regularly quoted in the over-the-counter market.

Notwithstanding the above, in no event are the restrictions contained herein intended to, nor shall they be, construed as eliminating or limiting any implied covenants imposed by law (either statutory or common), including, but not limited to, any implied covenant against solicitation.

Should Mr. Schneider breach this provision, Employer is entitled to bring an appropriate legal and equitable action against Mr. Schneider.

10.     Non-Solicitation.  Mr. Schneider covenants and agrees that for a period of (1) year following the termination of his employment and this Agreement, he shall not canvass, solicit, or accept any business for himself or any other company or firm from any present or past customers of Employer or the Bank.  Mr. Schneider further agrees that for the same time period he shall not solicit any of the employees of Employer or the Bank to leave the employ of Employer or the Bank.

11.     Litigation and Regulatory Cooperation.  During and after Mr. Schneider’s employment, Mr. Schneider shall cooperate fully with Employer in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of Employer and the Bank, which relate to events or occurrences that transpired while Mr. Schneider was employed by Employer and the Bank. Mr. Schneider’s reasonable cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of Employer and/or the Bank at mutually convenient times. During and after Mr. Schneider’s employment, Mr. Schneider also shall cooperate fully with Employer and/or the Bank in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Mr. Schneider was employed by Employer and the Bank. Employer shall reimburse Mr. Schneider for any reasonable out-of-pocket expenses incurred in connection with Mr. Schneider’s performance of obligations pursuant to this Section.

12. Subsequent Employment. Should a party wish to continue Mr. Schneider’s employment with Employer beyond the Term of this Agreement, that party shall give notice to the other party not later than ninety (90) days prior to the scheduled expiration of the Term as set forth in Section 3. Upon the giving of such a notice, both parties shall negotiate in good faith to attempt to agree upon such continued employment. If, after such negotiations have commenced, either party determines that, for any reason, it is unlikely that an agreement acceptable to him or it can be reached, he or it shall give written notice to the other. Unless the parties reach an agreement on continued employment within seven days from the giving of that written notice, the parties shall be released from any further obligations with respect to any continuation of Mr. Schneider’s employment by Employer beyond the term of this Agreement.

13. Withholdings. Whether or not expressly stated herein, all compensation and any other benefits payable or provided pursuant to this Agreement shall be subject to withholding, payroll taxes, and such other deductions as may from time to time be required in accordance with applicable law and Employer policies generally. Mr. Schneider shall comply with all applicable reporting and record-keeping requirements in regard to compensation, benefits, and reimbursed expenses.

14. Construction. Notwithstanding any provisions in this Agreement to the contrary (a) this Agreement is intended to comply with Section 409A of the Code and the regulations and interpretive guidance thereunder (“409A Requirements”), to the extent the Agreement is subject to the 409A Requirements and is not otherwise exempt under one of the applicable exemptions to the 409A Requirements; (b) it is intended that any exercise of authority or discretion by Employer or Mr. Schneider under this Agreement shall comply with the provisions of the 409A Requirements so as not to subject Mr. Schneider to the payment of any interest or tax penalty which may be imposed under the 409A Requirements; (c) to the extent this Agreement provides for a payment to be made or a benefit to be provided upon a termination of employment, and to the extent such payment or benefit is subject to the 409A Requirements, the meaning of “termination of employment” for purposes of that payment or benefit shall mean a “separation from service” as defined in the 409A Requirements; and (d) this Agreement shall be interpreted and applied in all circumstances in a manner that is consistent with the intent of the parties that amounts earned and payable pursuant to this Agreement shall not be subject to the premature income recognition or adverse tax provisions of the 409A Requirements.  In furtherance of the foregoing, to the extent that any provision of this Agreement would otherwise result in Mr. Schneider being subject to payment of tax, interest and tax penalty under Section 409A of the Code, Employer and Mr. Schneider agree to amend this Agreement in a manner that brings this Agreement into compliance with Section 409A of the Code and preserves to the maximum extent possible the economic value of the relevant payment or benefit under this Agreement to Mr. Schneider to the extent permissible under the 409A Requirements.

15. Entire Agreement; Applicable Law; Venue. This Agreement sets forth the entire agreement between the parties with respect to its subject matter, superseding all prior agreements and any other understanding, agreement, or negotiation between them, whether oral or written. This Agreement may not be modified or amended except by a document in writing signed by both parties. No right or benefit under this Agreement may be waived except by a document in writing signed by the party waiving the right or benefit. Any such waiver shall be effective as to the specific right or benefit waived at the time, and no waiver shall extend to any future right or benefit whether or not of the same kind. If any portion of this Agreement shall be held to be invalid, inoperative, or unenforceable, then, so far as possible, effect shall be given to the intent manifested by the portion held invalid, inoperative, or unenforceable, and the remainder of this Agreement not found invalid, inoperative, or unenforceable shall remain in full force and effect. This Agreement shall be governed by, and construed and enforced in accordance with, the domestic laws of New York State without regard to its choice of law provisions or principles. The venue of any proceeding to resolve a dispute with respect to this Agreement shall be the state and federal courts having appropriate jurisdiction with respect to Oswego County, New York. Each party consents to the personal jurisdiction of such court over it/him.

16. No Third Party Beneficiaries. This Agreement is not intended to benefit any third party, nor shall any person who is not now or in the future a party hereto be entitled to enforce any of the rights or obligations of a party under this Agreement.

17. Headings. The headings in this Agreement are for convenience only and shall not be used in construing or interpreting this Agreement.

18. Notices. Except as otherwise provided herein, any written notice required or permitted under this Agreement shall be given by personal delivery or overnight delivery service, or by facsimile transmission, or by registered or certified mail, return receipt requested the following addresses: If to Employer: Chris Burritt, Board Chair, c/o Board of Directors, Pathfinder Bank, 214 W. First Street, Oswego, New York 13126.  If to Mr. Schneider: 10 Margaret Street, Oswego, NY 13126. Notices shall be effective (a) if personally or overnight service delivered, upon delivery, (b) if faxed, on the date of transmission with notice of receipt, or (c) if mailed, 5 days after mailing. Either party may change its/her designee or address for notices from time to time in accordance with this Section.

The parties’ assent to this Agreement as of the date set forth at the beginning is established by their signatures below.

PATHFINDER BANCORP
/s/ Chris R. Burritt  Dated: April 14, 2022
By: Chris Burritt
Chair
Pathfinder Bancorp Board of Directors

PATHFINDER BANK
/s/ Chris R. Burritt  Dated: April 14, 2022
By: Chris Burritt
Chair
Pathfinder Bank Board of Directors

/s/ Thomas W. Schneider     Dated: April 14, 2022
Thomas W. Schneider
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